FTE Networks Achieves Operating Profitability, Increases Telecom Revenue by 119% for the Third Quarter 2016

Company Reiterates $55 Million Guidance for 2017

NAPLES, FL—(November 22, 2016) - FTE Networks, Inc. (OTCQX:FTNW) (“FTE” or the “Company”), a leading network infrastructure solutions provider to the technology and communications service provider industries, provided a business update for the third quarter ending September 30, 2016.

Third Quarter 2016 Highlights:

●	Telecommunications revenue increased 119% to $3.8 million compared to the same period last year

●	Gross profit increased 159% to $1.4 million compared to the same period last year

●	Gross margin improved to 37% compared to 14% for the same period last year

●	Achieved positive income from operations for the third quarter of 2016

●	$55 Million revenue guidance for 2017

●	Awarded contract valued up to $12 million by a global telecommunications company over the next 12 months to support a fiber network

●	Signed a services agreement with a competitive local exchange carrier (CLEC) to expand fiber infrastructure services in the East and Midwest regions

●	Launched new network service platform powered by Compute-to-the-Edge

2016: A Successful Turnaround

“FTE has continued its upward trajectory by increasing telecom revenue by 119% to $3.8 million compared to the same period last year, and a total revenue increase of 17% quarter over quarter,” stated Mr. Michael Palleschi, Chairman and Chief Executive Officer of FTE Networks. “Our growth was due to management’s continued focus on expanding our high margin, recurring infrastructure services revenues reflecting the deliberate shift away from our legacy staffing business. We’ve improved gross margins quarter over quarter with a 23% increase during the same period last year. As a result, we have achieved positive income from operations, a major turning point for our company. We anticipate that we will finish the year strong and continue incremental growth quarter over quarter throughout 2017 and beyond. We continue to add new contracts and expand into new markets, in order to support our revenue guidance of $55 million for 2017.”

Mr. David Lethem, Chief Financial Officer of FTE Networks, added, “Our strategy to target high-margin, recurring lines of business combined with an aggressive cost-cutting campaign served as catalysts to achieving overall operating profitability. Going forward, we will continue to pursue accretive growth opportunities through mergers and acquisitions designed to solidify our position as a leader in the infrastructure solutions business segments, as well as accelerate the launch of our new Managed Services platform.”

Looking Ahead to a New Phase of Growth: Meeting the New Data Curve

Mr. Palleschi, continued, “The past few years have been a time of dramatic technological change for our industry with the explosive growth of data usage powered by video and new technologies, such as augmented reality, that are causing significant strain on the capacity of today’s networks. To drive the next generation of our business and capitalize on expertise of designing and building networks, in September we announced a first-in-kind managed network services platform powered by compute-to-the-edge. The new platform, designed to address constrained network capacity and high latency associated with current network infrastructure, provides customers with future modernization capabilities, multiple ways to create and monetize new services, and control of the network to directly influence customer satisfaction.”

The first pillar of this new managed services platform will be tailored for the REIT and developer market, enabling a real-time connected experience for residents, employees and visitors. The platform is purpose-designed to provide a base infrastructure for “smart building” conversion, including the automation of building management systems, such as HVAC and utilities, while supporting new applications and IoT devices that require extremely low latency and reliable network availability. FTE plans to introduce a similar edge computing service for the commercial data market in 2017.

About FTE Networks, Inc.

FTE Networks is on the leading edge of network transformation helping communications service providers, government and enterprise customers evolve their networks to meet advancing technology requirements via network infrastructure, and edge computing solutions to quickly enhance service innovation and deliver new revenue streams. With a focus on smart design, open architectures and consistent standards, along with expertise in building, operating, and maintaining networks, FTE solves complex network and system challenges that reduce costs and deployment time to accelerate delivery and optimize performance of network infrastructure. Operating five (5) industry segments; Data Center Infrastructure, Fiber Optics, Wireless Integration, Network Engineering, and Compute to the Edge, FTE Networks is headquartered in Naples, Florida, with offices throughout the United States and Europe. For more information, please visit: www.ftenet.com.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of FTE. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTE’s current expectations and beliefs concerning future developments and their potential effects on FTE. There is no assurance that future developments affecting FTE will be those anticipated by FTE. FTE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Contacts:

FTE Networks, Inc.

999 Vanderbilt Beach Rd., Suite 601

Naples, FL 23108

(877) 850-4308

ir@ftenet.com

OTCQX:FTNW

Investor Relations:

Natalya Rudman

Crescendo Communications, LLC

(212) 671-1020, Ext: 304

mailto:clcn@crescendo-ir.comftnw@crescendo-ir.com